Exhibit 4.7
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
GULF POWER COMPANY
The undersigned does hereby certify, on behalf of Gulf Power Company (the “Corporation”), that pursuant to the authority contained in the Corporation's amended and restated Articles of Incorporation, as amended (the “Articles”), and in accordance with Section 607.0602 of the Florida Business Corporation Act (the “Act”), the Board of Directors of the Corporation duly adopted and approved on April 26, 2013 resolutions providing for the creation of a series of preference stock to be designated as “Series 2013A 5.60% Preference Stock, Non-Cumulative, Par Value $100 Per Share” and pursuant to Section 607.0602 of the Act and pursuant to the Articles, there being no stockholder action required, the Articles are hereby amended by adding the following section immediately after the section of the Articles entitled “Preference Stock - Provision for Division Into and Issue in Series of Preference Stock and Grant of Authority to Board of Directors” which shall create such Series 2013A 5.60% Preference Stock, Non-Cumulative, Par Value $100 Per Share, having the preferences, limitations and relative rights as follows:
“SERIES 2013A 5.60% PREFERENCE STOCK,
NON-CUMULATIVE, PAR VALUE $100 PER SHARE
There shall be a series of preference stock of the Corporation to consist initially of 500,000 shares with a par value of $100 per share, designated as “Series 2013A 5.60% Preference Stock, Non-Cumulative, Par Value $100 Per Share” (the “Series 2013A 5.60% Preference Stock”). The preferences, limitations and relative rights of the shares of the Series 2013A 5.60% Preference Stock in those respects in which the shares thereof may vary from the shares of any other series of preference stock of the Corporation shall be as follows:
(a)    Dividends. Out of any assets of the Corporation available for dividends, the holders of the Series 2013A 5.60% Preference Stock shall be entitled to receive, from and after the date the Series 2013A 5.60% Preference Stock is issued, but only when, as and if declared by the Board of Directors of the Corporation, dividends at a rate of 5.60% per annum of the $100 par value of such shares. Such holders shall be entitled to dividends at said rate so fixed, and no more. Dividends declared shall be payable quarterly on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Payment Date”), commencing on July 1, 2013, to stockholders of record on a date not more than 30 days prior to such Dividend Payment Date, as may be determined by the Board of Directors of the Corporation. If a Dividend Payment Date is not a business day, the related dividend (if declared) will be paid on the next succeeding business day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the Series 2013A 5.60% Preference Stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period. Dividends on the Series 2013A 5.60% Preference Stock shall be non-cumulative and, accordingly, if the Board of Directors of the Corporation does not declare a dividend or declares less than a full dividend on the Series 2013A 5.60% Preference Stock for a quarterly dividend period, holders of the Series 2013A 5.60% Preference Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and the Corporation will have no obligation to pay a dividend for that period, whether or not the Corporation pays dividends in full or has sufficient funds to pay dividends in the future.
(b)    Redemption.
(i)    Subject to the notice provisions set forth in subparagraph (ii) below and subject to any further limitations which may be imposed by the Articles or by law, the Corporation may redeem the Series 2013A 5.60% Preference Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to:
(a)    if the date on which the shares of the Series 2013A 5.60% Preference Stock are to be redeemed (the “Redemption Date”) is prior to July 1, 2018 (the “Initial Redemption Date”), the greater of (1) $100 per share of the Series 2013A 5.60% Preference Stock to be redeemed or (2) the sum of the present values of the liquidation amount and the remaining scheduled dividend payments on the shares of the Series 2013A 5.60% Preference Stock to be redeemed to the Initial Redemption Date (for purposes of this calculation, the $100 per share liquidation amount of the Series 2013A 5.60% Preference Stock is deemed payable on the Initial Redemption Date and the remaining scheduled dividend payments are those dividend payments payable on or before the Initial Redemption Date (presuming full dividends are declared for each Dividend Payment Date for the period from the Dividend Payment Date immediately preceding the Redemption Date to the Initial Redemption Date) (excluding any accrued and unpaid dividends (whether or not declared) to the Redemption Date)) discounted (for purposes of determining present value) to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 35 basis points; or
(b)    if the Redemption Date is on or after the Initial Redemption Date, $100 per share of the Series 2013A 5.60% Preference Stock to be redeemed, plus, in each case, an amount equal to the amount of the accrued and unpaid dividends (whether or not declared) from the Dividend Payment Date immediately preceding the Redemption Date to but excluding the Redemption Date, but without accumulation of unpaid dividends on the Series 2013A 5.60% Preference Stock for prior dividend periods. If less than all of the outstanding shares of the Series 2013A 5.60% Preference Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (or nearly as possible) or by any other method that the Board of Directors of the Corporation in its sole discretion deems equitable.
The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below.

A “business day” means a day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining time period of the Series 2013A 5.60% Preference Stock to the Initial Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate securities with a term to maturity comparable to such time period.
“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Corporation obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Corporation.
“Reference Treasury Dealer” means a primary United States Government securities dealer in New York City appointed by the Corporation.
“Reference Treasury Dealer Quotation” means, with respect to a Reference Treasury Dealer and any Redemption Date, the average, as determined by the Corporation, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Corporation by such Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such Redemption Date).
“Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
(ii)    In the event the Corporation shall determine to redeem any or all of the Series 2013A 5.60% Preference Stock as aforesaid, the Corporation will give notice of any such redemption to holders of record of the Series 2013A 5.60% Preference Stock not more than 60 nor less than 30 days prior to the Redemption Date. Failure to give notice to any holder of record of the Series 2013A 5.60% Preference Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of record of the Series 2013A 5.60% Preference Stock being redeemed.
(iii)    Notice having been given as herein provided, on and after the Redemption Date, dividends on the Series 2013A 5.60% Preference Stock called for redemption shall cease to accrue and such Series 2013A 5.60% Preference Stock called for redemption will no longer be deemed outstanding, and all rights of the holders thereof, other than the right to receive the redemption price as herein provided, will cease.

(iv)    Holders of the Series 2013A 5.60% Preference Stock will have no right to require redemption of any shares of the Series 2013A 5.60% Preference Stock.
(v)    Any shares of the Series 2013A 5.60% Preference Stock that are redeemed or retired shall thereafter have the status of authorized but unissued shares of preference stock of the Corporation undesignated as to series, and may thereafter be reissued by the Board of Directors of the Corporation in the same manner as any other authorized and unissued shares of preference stock.
(vi)    If the Corporation shall deposit prior to any Redemption Date, with any bank or trust company having a capital, surplus and undivided profits aggregating at least fifty million dollars ($50,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on the Redemption Date or such earlier date as the Board of Directors of the Corporation may determine, to the respective holders of such shares, the redemption price thereof, then from the date of such deposit (although prior to the Redemption Date) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said Redemption Date and such deposit shall be deemed to constitute full payment of said shares to the holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.
(vii)     In case the holder of any such Series 2013A 5.60% Preference Stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the bank or trust company shall upon demand pay over to the Corporation such amounts so deposited and the bank or trust company shall thereupon be relieved from all responsibility to the holder thereof. No interest on such deposit shall be payable to any such holder.
(viii)    Nothing contained in this paragraph (b) shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Series 2013A 5.60% Preference Stock.
(c)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution shall be made to the holders of the common stock or any other class of stock over which the Series 2013A 5.60% Preference Stock has preference as to the payment of dividends or assets, but subject to the prior rights and preferences of the holders of preferred stock and Class A preferred stock, the holders of the Series 2013A 5.60% Preference Stock, without any preference over the holders of any other series of preference stock, shall be entitled to receive $100 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series 2013A 5.60% Preference Stock for any prior dividend periods.

(d)    Conversion or Exchange of the Series 2013A 5.60% Preference Stock. The shares of the Series 2013A 5.60% Preference Stock shall not be, by their terms, convertible or exchangeable.
(e)    Sinking Fund. The shares of the Series 2013A 5.60% Preference Stock shall not be, by their terms, entitled to the benefit of any sinking fund or purchase fund.”

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed the foregoing Articles of Amendment to the Corporation's amended and restated Articles of Incorporation as of the 17th day of June, 2013.

GULF POWER COMPANY

/s/Richard S. Teel
Richard S. Teel
Vice President and Chief Financial Officer

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